News Release

P.O. Box 1980
Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:	Mr. Glenn Eanes
Vice President & Treasurer
540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES CHANGE IN DIVIDEND POLICY

WINCHESTER, VA. (August 29, 2011) – American Woodmark Corporation (NASDAQ: AMWD), announced today that the Company has suspended its regular quarterly dividend.

Kent Guichard, Chairman and Chief Executive Officer commented, “The Board of Directors regularly reviews the Company’s dividend policy within the context of overall economic and industry conditions.  In the view of the Board, recent events both home and abroad have significantly increased the level of economic uncertainty for the foreseeable future.  The amount of uncertainty is particularly acute in the US housing sector, both new construction and big ticket remodeling.”

Guichard continued, “The Company has maintained a strong balance sheet despite the on-going housing recession.  Since the beginning of the down cycle in April 2006, we have increased cash by $22 million to the current $71 million and have paid down debt by $3 million to $25 million or 14% of total capital.”

With regard to the suspension of the dividend, Guichard commented “The Board believes liquidity will be worth a premium until the economic uncertainty is resolved.  Financial flexibility will allow the Company to continue to increase market share, invest in cost saving projects, and retain capacity to support the eventual recovery as consumer confidence and job creation improve.”

Guichard concluded, “The Board remains committed over time to returning excess cash to Shareholders.  The Company will continue to assess its cash position within the context of the economic environment.  As the Board determines excess cash exists, the Company will move to distribute that cash to Shareholders by resuming activity under the remaining stock repurchase authorization of $93 million and/or resuming the dividend.”

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent dealers and distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.